Shearman & Sterling LLP

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Menlo Park, CA 94025
650 838-3600

Fax: (650) 838-3699

July 19, 2005

Stantec Inc. 10160 – 112 Street Edmonton, Alberta, Canada, T5K 2L6

Ladies and Gentlemen:

     We are acting as counsel to Stantec Inc., a Canadian public company (“Stantec”), in connection with the preparation of the Registration Statement on Form F-4 (File No. 333-124748) filed by Stantec with the Securities and Exchange Commission (the “Commission”) on May 9, 2005, Amendment No. 1 to the Registration Statement filed with the Commission on June 24, 2005, and Amendment No. 2 to the Registration Statement to be filed on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) common shares, without par value, of Stantec. Any defined term used and not defined herein has the meaning given to it in the proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in the Registration Statement.

     For purposes of the opinion set forth below, we have, solely as to factual matters and with the consent of Stantec and The Keith Companies, Inc. (the “Company”), relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the Agreement and Plan of Reorganization dated as of April 14, 2005, as amended May 9, 2005, attached as Appendix A to the Proxy Statement/Prospectus (the “Agreement”) and the covenants contained in Section 6.10 of the Agreement. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus.

     Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Proxy Statement/Prospectus under the caption “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” is an accurate summary of the material U.S. federal income tax consequences to U.S. Holders of Company common stock of the transactions described therein. Such discussion is our opinion of the material U.S. federal income tax consequences to U.S. Holders of Company common stock of the transactions described therein.

Stantec Inc.
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     Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

LEC